Franklin Financial Corporation Reports Second Quarter 2014 Financial Results

Richmond, Va., May 6, 2014 – Franklin Financial Corporation (NASDAQ: FRNK) (“the Company”), the parent company of Franklin Federal Savings Bank, announced net income for the three months ended March 31, 2014 of $4.4 million, or $0.38 per diluted share, compared to $2.7 million, or $0.23 per diluted share, for the three months ended March 31, 2013. Net income for the six months ended March 31, 2014 was $7.0 million, or $0.61 per diluted share, compared to $5.0 million, or $0.42 per diluted share, for the six months ended March 31, 2013.

“We are pleased with our financial results for the quarter ended March 31, 2014,” noted Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer. “We sold a portion of our high performing investment portfolio and realized substantial gains, and we generated solid loan production and deposit growth. Even more satisfying were the increases in net interest income and net interest margin compared to the prior quarter and the comparable 2013 quarter, as well as a $0.40 per share increase in tangible book value per share during the quarter.”

Second Quarter Highlights

•	Tangible book value increased $0.40 per share in the three months ended March 31, 2014 to $20.37 per share.
•	Net loans increased $7.7 million, or 1.4%, during the three months ended March 31, 2014 to $544.1 million despite $9.6 million of loan foreclosures during the quarter.
•	Deposits increased $8.0 million, or 1.2%, during the three months ended March 31, 2014 to $670.6 million.
•	Net interest income for the three months ended March 31, 2014 increased $170,000 from the prior quarter and $608,000 from the comparable prior year quarter.
•	Net interest margin for the three months ended March 31, 2014 increased 16 basis points to 2.86% from the prior quarter and 20 basis points from the comparable prior year quarter.
•	The Company recorded a provision for loan losses of $296,000 for the three months ended March 31, 2014 compared to $126,000 for the three months ended March 31, 2013.
•	Nonperforming assets increased $174,000 in the three months ended March 31, 2014 to $54.8 million due primarily to expenditures to maintain, enhance and develop previously reported nonperforming assets.
•	Gains on the sale of securities for the three months ended March 31, 2014 of $3.0 million were $1.6 million higher than the comparable prior year quarter and gains on sales of other real estate owned of $40,000 were $485,000 lower than the comparable prior year quarter. There was no tax expense related to $1.9 million of the gains on sales of securities for the three months ended March 31, 2014 because the Company had a deferred tax valuation allowance on its capital loss carryforward position.
•	The Company repurchased 166,800 shares of its common stock for $3.3 million ($19.53 per share on average) under its previously announced stock repurchase program.
•	During the three months ended March 31, 2014, the Company obtained a new $10.0 million FHLB advance with an interest rate of 1.65% that will mature in September 2018.

Net Interest Income

Net interest income for the three months ended March 31, 2014 increased $170,000, or 2.5%, to $7.0 million compared to $6.8 million for the prior quarter and increased $608,000, or 9.5%, compared to $6.4 million for the three months ended March 31, 2013. Our net interest margin for the three months ended March 31, 2014 increased 16 basis points from the prior quarter and 20 basis points from the same quarter in the prior year to 2.86%. Interest income on loans increased $566,000 from the comparable prior year quarter due to an $84.8 million increase in the average balance of loans, partially offset by a 54 basis point decline in yield as a result of lower interest rates for new loans due in part to increased competition for quality loans. Interest income on securities declined $19,000 from the comparable prior year quarter due to an $8.2 million decrease in the average balance of securities, partially offset by a 3 basis point increase in yield. Deposit costs increased $30,000 from the comparable prior year quarter due to a $32.5 million increase in the average balance of interest-bearing deposits, partially offset by a 4 basis point decline in cost. FHLB borrowing costs declined $97,000 from the comparable prior year quarter due to a $6.7 million decrease in the average balance of FHLB borrowings as well as a 6 basis point decline in cost due to a prepayment made during the fourth quarter of fiscal 2013, slightly offset by a new advance obtained during the current quarter.

Net interest income for the six months ended March 31, 2014 increased $1.1 million, or 8.5%, to $13.8 million compared to $12.7 million for the six months ended March 31, 2013. Our net interest margin for the six months ended March 31, 2014 increased 16 basis points from the same period in the prior year to 2.78%. Interest income on loans increased $1.2 million due to an $80.9 million increase in the average balance of loans, partially offset by a 47 basis point decline in yield as a result of lower interest rates for new loans due in part to increased competition for quality loans as well as an increase in the average balance of nonaccrual loans. Interest income on securities declined $346,000 due to a $19.1 million decrease in the average balance of securities as well as a 5 basis point decline in yield. Deposit costs declined $13,000 due to a 5 basis point decline in cost, partially offset by a $25.3 million increase in the average balance of interest-bearing deposits. FHLB borrowing costs declined $207,000 due to a $7.7 million decrease in the average balance of FHLB borrowings as well as a 4 basis point decline in cost due to a prepayment made during the fourth quarter of fiscal 2013, slightly offset by a new advance obtained during the current quarter.

Noninterest Income, Excluding Impairment Charges and Gains and Losses on Sales of Securities

Noninterest income, excluding impairment charges and gains and losses on sales of securities, decreased $413,000, or 35.9%, for the three months ended March 31, 2014 and $1.5 million, or 48.4%, for the six months ended March 31, 2014. The decrease for both the three and six months ended March 31, 2014 was primarily due to net gains on sales of other real estate owned, which decreased $485,000 and $1.4 million, respectively. The decrease was also due to a decrease in gains on sales of loans held for sale of $45,000 and $94,000 for the three and six months ended March 31, 2014, respectively, as a result of Franklin Federal’s discontinuation of single-family, owner-occupied residential mortgage lending subsequent to its formation of a joint venture with TowneBank Mortgage in January 2013. For the three months ended March 31, 2014, these decreases were partially offset by an increase in other service charges and fees of $79,000 due to an increase in prepayment fees on loans.

Impairment Charges and Gains and Losses on Sales of Securities

The Company recorded other-than-temporary impairment (“OTTI”) charges in earnings of zero and $575,000 for the three and six months ended March 31, 2014, respectively, compared to charges of $76,000 and $195,000 for the three and six months ended March 31, 2013, respectively. OTTI charges for the six months ended March 31, 2014 related entirely to the Company’s portfolio of non-agency CMOs, which were sold in January 2014.

Sales of securities resulted in net gains of $3.0 million and $4.6 million for the three and six months ended March 31, 2014, respectively, compared to $1.4 million for both the three and six months ended March 31, 2013. Securities sold during the three and six months ended March 31, 2014 included equity securities of local community bank holding companies as well as the Company’s portfolio of non-agency CMOs. Gains on sales of securities also included a $323,000 gain on a corporate bond called during the three months ended March 31, 2014.

Other Noninterest Expenses

Other noninterest expenses increased $152,000, or 3.2%, to $4.9 million for the three months ended March 31, 2014 compared to $4.7 million for the three months ended March 31, 2013. The increase was primarily due to a $138,000 increase in other operating expenses due to increased foreclosure expenses and legal costs as well as an increase in federal deposit insurance premiums of $45,000. These increases were partially offset by a $51,000 decrease in personnel expense due to decreased stock compensation expense related to the stock options and restricted stock granted under the Company’s 2012 Equity Incentive Plan.

Other noninterest expenses increased $221,000, or 2.4%, to $9.5 million for the six months ended March 31, 2014 compared to $9.3 million for the six months ended March 31, 2013. The increase was primarily due to a $264,000 increase in other operating expenses due to increased foreclosure expenses, legal costs and technology costs as well as an increase in advertising expenses of $70,000 and federal deposit insurance premiums of $31,000. These increases were partially offset by a $152,000 decrease in personnel expense due to decreased stock compensation expense related to the stock options and restricted stock granted under the Company’s 2012 Equity Incentive Plan.

Asset Quality

Nonperforming assets increased $174,000 in the three months ended March 31, 2014 to $54.8 million. The increase was primarily due to expenditures to maintain, enhance and develop previously reported nonperforming assets. Nonperforming loans totaled $28.9 million at March 31, 2014 compared to $38.0 million at December 31, 2013 and $49.1 million at September 30, 2013. Other real estate owned totaled $25.9 million at March 31, 2014 compared to $16.6 million at December 31, 2013 and $6.7 million at September 30, 2013. Total nonperforming loans as a percentage of total loans at March 31, 2014 were 5.17% compared to 6.91% at December 31, 2013 and 9.37% at September 30, 2013.

The Company recorded a provision for loan losses of $296,000 and $1.4 million for the three and six months ended March 31, 2014, respectively, compared to $126,000 and $361,000 for the three and six months ended March 31, 2013, respectively. The increase in the provision for the three and six months ended March 31, 2014 was primarily due to higher loan levels. The increase for the six months ended March 31, 2014 was also due to a $406,000 charge-off recorded in the first quarter of fiscal 2014 in connection with a foreclosure on collateral securing a nonperforming loan. The allowance for loan losses as a percentage of total loans was 1.92% at March 31, 2014 compared to 1.90% at December 31, 2013 and 1.86% at September 30, 2013.

Stock Repurchase Program

During the three months ended March 31, 2014, the Company repurchased 166,800 shares of its common stock for $3.3 million, or an average price of $19.53 per share, under its previously announced fourth stock repurchase program.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating non-owner-occupied one- to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, land and land development loans, and other loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather they are statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to our actual results, performance and achievements being materially different from those expressed or implied by the forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either internationally, nationally, or in our primary market area, that are worse than expected;
•	a decline in real estate values;
•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	legislative, regulatory or supervisory changes that adversely affect our business;
•	adverse changes in the securities markets; and
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Additional factors that may affect our results are discussed in the Company’s Form 10-K for the year ended September 30, 2013 under the Item 1A titled “Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, we assume no obligation and disclaim any obligation to update any forward-looking statements.

Website: www.franklinfederal.com

Selected Financial Data

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
(Dollars in thousands)	2014	2013	2014	2013
Operating Data:
Interest and dividend income	$10,455	$9,914	$20,774	$19,912
Interest expense	3,456	3,523	6,946	7,166
Net interest income	6,999	6,391	13,828	12,746
Provision for loan losses	296	126	1,393	361
Net interest income after provision for loan losses	6,703	6,265	12,435	12,385
Noninterest income:
Impairment of securities reflected in earnings	-	(76)	(575)	(195)
Gains on sales of securities, net	2,973	1,382	4,645	1,413
Gains on sales of other real estate owned	40	525	152	1,564
Other noninterest income	696	624	1,409	1,462
Total noninterest income	3,709	2,455	5,631	4,244
Other noninterest expenses	4,865	4,713	9,527	9,306

Income before provision for income taxes	5,547	4,007	8,539	7,323
Provision for income taxes	1,144	1,292	1,551	2,299
Net income	$4,403	$2,715	$6,988	$5,024

Per Share Data

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
(Amounts in thousands, except per share data)	2014	2013	2014	2013
Basic net income per share	$0.40	$0.23	$0.63	$0.42
Diluted net income per share	$0.38	$0.23	$0.61	$0.42
Tangible book value per share at end of period	$20.37	$18.92	$20.37	$18.92
Shares outstanding at end of period	11,933	12,737	11,933	12,737
Weighted-average shares outstanding
Basic	11,081	11,817	11,142	11,961
Diluted	11,393	11,965	11,468	12,097

Quarterly Data

(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	March 31, 2013
Financial Condition Data:
Total assets	$1,095,195	$1,075,418	$1,059,321	$1,052,094
Cash and cash equivalents	89,175	75,049	98,914	143,106
Securities available for sale	253,289	275,528	304,998	345,097
Securities held to maturity	114,963	104,737	70,249	17,387
Loans, net	544,072	536,379	511,183	467,898
Cash surrender value of bank-owned life insurance	34,792	34,617	34,296	33,651
Deposits	670,620	662,603	646,838	628,810
Federal Home Loan Bank borrowings	174,133	163,808	163,485	172,841
Total stockholders’ equity	243,116	242,054	241,394	241,007

Capital Ratios(1):
Tier 1 capital to adjusted tangible assets	18.68%	18.85%	17.83%	17.10%
Tier 1 risk-based capital to risk weighted assets	28.48	26.97	26.32	26.34
Risk-based capital to risk weighted assets	29.74	28.22	27.57	27.60

(1)	Ratios are for Franklin Federal Savings Bank.

	For the Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	March 31, 2013
Performance Ratios:
Return on average assets(2)	1.65%	0.95%	1.00%	1.04%
Return on average equity(2)	7.31	4.21	4.39	4.57
Interest rate spread(2)(3)	2.59	2.38	2.40	2.34
Net interest margin(2)(4)	2.86	2.70	2.70	2.66
Efficiency ratio(5)	62.93	61.69	60.66	67.18
Average interest-earning assets to average interest-bearing liabilities	119.36	122.71	121.33	121.31
Average equity to average assets	22.52	22.52	22.69	22.83

(2)	Annualized
(3)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	A non-GAAP measure calculated by dividing other noninterest expenses, net of impairment charges on OREO and net losses on the sale of fixed assets and foreclosed assets, by the sum of net interest income and other noninterest income, net of impairments of securities, gains and losses on sales of securities, gains and losses on sales of OREO and net gains on sales of fixed assets.

	For the Three Months Ended
(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	March 31, 2013
Asset Quality:
Allowance for Loan Losses
Beginning balance	$10,464	$9,740	$9,912	$10,649
Provision	296	1,097	(7)	126
Recoveries	93	126	93	13
Charge-offs	(132)	(499)	(258)	(150)
Ending balance	$10,721	$10,464	$9,740	$10,638
Nonperforming Assets at Period End
Nonaccrual loans	$28,890	$38,008	$49,131	$40,171
Other real estate owned	25,868	16,576	6,715	10,440
Total nonperforming assets	54,758	54,584	55,846	50,611
Performing troubled debt restructurings (6)	5,666	5,494	5,501	5,518
Total nonperforming assets and performing troubled debt restructurings	$60,424	$60,078	$61,347	$56,129
Allowance for loan losses as a percent of total loans at period end	1.92%	1.90%	1.86%	2.21%
Allowance for loan losses as a percent of nonperforming loans at period end	37.11	27.53	19.82	26.48
Nonperforming loans as a percent of total loans at period end	5.17	6.91	9.37	8.33
Nonperforming assets as a percent of total assets at period end	5.00	5.08	5.27	4.81
Total nonperforming assets and troubled debt restructurings to total assets at period end	5.52	5.59	5.79	5.33
Net charge-offs to average loans outstanding
during the period (annualized)	0.03	0.28	0.13	0.12

(6)	Performing troubled debt restructurings do not include troubled debt restructurings that remain on nonaccrual status and are included in nonaccrual loans above.

Non-GAAP Reconciliation

	For the Three Months Ended
(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	March 31, 2013
Net interest income	$6,999	$6,829	$6,628	$6,391
Plus: Total noninterest income	3,709	1,922	910	2,455
Less: Gains on sales of securities, net	(2,973)	(1,672)	(98)	(1,382)
Plus: Net impairment reflected in income	-	575	102	76
Less: Gains on sales of OREO	(40)	(112)	(198)	(525)
Total net interest income and adjusted other noninterest income	$7,695	$7,542	$7,344	$7,015

Other noninterest expenses	$4,865	$4,662	$4,621	$4,713
Less: Impairment charges on OREO	(8)	-	(160)	-
Less: Net losses on sales of fixed assets	(15)	(9)	(7)	-
Adjusted other noninterest expenses	$4,842	$4,653	$4,454	$4,713

Efficiency ratio	62.93%	61.69%	60.66%	67.18%